OPTIMUM FUND TRUST

Registration No. 811-21335
FORM N-SAR
Annual Period Ended March 31, 2014

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On December 11, 2013, the Board of Trustees of Optimum Fund Trust (the ?Registrant?) voted to add Delaware Management Company?s diversified floating-rate investment strategy and Pacific Investment Management Company LLC?s low duration investment strategy to Optimum Fixed Income Fund?s (the ?Fund?) principal strategies. The changes to the Fund?s investment strategies are incorporated herein by reference to the supplement dated December 23, 2013 to the Registrant?s prospectus for the Fund dated July 29, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-13-000384).

WS: MFG_Philadelphia: 865892: v1

WS: MFG_Philadelphia: 865892: v1